Exhibit 10.8

KENNAMETAL INC.

NONSTATUTORY STOCK OPTION AWARD

(FOR PRESIDENT AND CEO)

Grant Date: ______________
Kennametal Inc. (the “Company”) hereby grants to «name» (the “Optionee”), as of the Grant Date listed above, this Nonstatutory Stock Option Award (the “Option”) to purchase «number of stock options» shares of the Company’s Capital Stock, par value $1.25 per share (the “Shares”), at the price of $XX.XX per Share, subject to the terms and conditions of the Kennametal Inc. Stock and Incentive Plan of 2010, as Amended and Restated on October 22, 2013, as further amended January 27, 2015 (the “Plan”), and the additional terms listed below. Capitalized terms used herein, but not otherwise defined herein, shall have the same meaning ascribed to them in Schedule A or in the Plan.

1.
The Option must be exercised within ten (10) years from the Grant Date and only at the times and for the number of Shares as follows: (a) prior to the first anniversary of the Grant Date, the Option is not exercisable as to any Shares; (b) on the first anniversary of the Grant Date, one-third (1/3) of the Shares under the Option will vest and become exercisable; (c) on the second anniversary of the Grant Date, an additional one-third (1/3) of the Shares under the Option will vest and become exercisable; and (d) on the third anniversary of the Grant Date, the remaining one-third (1/3) of the Shares under the Option will vest and become exercisable.

2.
Notwithstanding anything to the contrary in this Option or the Plan, the Options, to the extent then subject to the Forfeiture Restrictions, will be forfeited to the Company upon Separation from Service for any reason other than death, Disability, Retirement, or in the event that Optionee is involuntarily terminated by the Company or any successor of the Company without cause or the Optionee voluntary terminates employment for Good Reason (a) within the six-month period immediately preceding a Change in Control in contemplation of such Change in Control (and the Change in Control actually occurs) or (b) during the two-year period immediately following a Change in Control (a " Change in Control Separation"), all Shares under the Option that have not vested (or otherwise been cancelled or forfeited) shall become fully vested and immediately exercisable as of the consummation of the Change in Control or, if later, the Optionee’s date of termination (the “Change in Control Vesting Date”). Subject to the terms of the Plan, any Shares under the Option that become vested and exercisable on account of a Change in Control Separation may be exercised at any time within the three-month period following the Change in Control Vesting Date; provided, however, the Option must be exercised in all circumstances within ten (10) years from the Grant Date.

3.
This Option is intended to be exempt from coverage under Section 409A of the Internal Revenue Code (which deals with nonqualified deferred compensation) and the regulations promulgated thereunder, and the Company reserves the right to administer, amend or modify the Option or to take any other action necessary or desirable to enable the Option to be interpreted and construed accordingly. Notwithstanding the foregoing, the Optionee acknowledges and agrees that Section 409A may impose upon the Optionee certain taxes or interest charges for which the Optionee is and shall remain solely responsible.

4.
Notwithstanding anything to the contrary in this Option or the Plan, in the event that this Option is not accepted by the Optionee on or before the date that is 180 days from the grant date noted herein (the “Forfeiture Date”), then this Option shall become null and void and all Shares subject to this Award shall be forfeited by the Optionee as of the Forfeiture Date. For acceptance to be valid, the Optionee must accept this Option in the manner specified by the Company. Any Shares underlying the Option that are forfeited by the Optionee shall be returned to the Plan and resume the status of shares available for grant.

5.
All other terms and conditions applicable to this Option are contained in the Plan. A copy of the Plan and related Prospectus is available on your account page at netbenefits.fidelity.com under Plan Information and Documents, as well as on The Hub under Human Resources.

KENNAMETAL INC.

By:     Kevin G. Nowe
Title:     Vice President, Secretary and General Counsel

Schedule A

For purposes of this Award, the terms “Good Reason” and “Retirement” shall have the meaning set forth below:
A. "Good Reason" for termination by the Optionee shall mean the occurrence of any of the following in connection with a Change in Control:

(i)    without the Optionee's express written consent, the material diminution of responsibilities or the assignment to the Optionee of any duties materially and substantially inconsistent with his positions, duties, responsibilities and status with Company immediately prior to a Change in Control, or a material change in his reporting responsibilities, titles or offices as in effect immediately prior to a Change in Control, or any removal of the Optionee from or any failure to re-elect the Optionee to any of such positions, except in connection with the termination of the Optionee's employment due to Cause (as hereinafter defined) or as a result of the Optionee’s death;

(ii)    a material reduction by Company in the Optionee's base salary as in effect immediately prior to any Change in Control;

(iii)    a failure by Company to continue to provide incentive compensation, under the rules by which incentives are provided, on a basis not materially less favorable to that provided by Company immediately prior to any Change in Control;

(iv)    a material reduction in the overall level of employee benefits, including any benefit or compensation plan, stock option plan, retirement plan, life insurance plan, health and accident plan or disability plan in which Optionee is actively participating immediately prior to a Change in Control (provided, however, that there shall not be deemed to be any such failure if Company substitutes for the discontinued plan, a plan providing Optionee with substantially similar benefits) or the taking of any action by Company which would adversely affect Optionee's participation in or materially reduce Optionee's overall level of benefits under such plans or deprive Optionee of any material fringe benefits enjoyed by Optionee immediately prior to a Change-in-Control;

(v)    the breach of this Agreement caused by the failure of Company to obtain the assumption of this Agreement by any successor; and

(vi)    the relocation of the Optionee to a facility or a location more than 50 miles from the Optionee's then present location, without the Optionee's prior written consent.

Notwithstanding the forgoing, in order for the Optionee to terminate for Good Reason: (a) the Optionee must give written notice to Company or its successor of the Optionee's intention to terminate employment for Good Reason within sixty (60) days after the event or omission which constitutes Good Reason, and any failure to give such written notice within such period will result in a waiver by the Optionee of his right to terminate for Good Reason as a result of such act or omission, (b) the event must remain uncorrected by the Company for thirty (30) days following such notice (the "Notice Period"), and (c) such termination must occur within sixty (60) days after the expiration of the Notice Period.

Subject to the terms and conditions of this Award and unless otherwise specifically provided herein, in the event of a Change in Control Separation, the Stock Units, to the extent earned by the Optionee, shall be paid as soon as practicable following the date of such Change-in-Control Separation, but in no event later than the last day of the “applicable 2½ month period” specified in Treas. Reg. §1.409A-1(b)(4); provided that, in the Committee’s discretion, the Stock Units may be settled in cash and/or securities or other property.

B. “Retirement" shall mean the Optionee’s Separation from Service with the Company or any Subsidiary, Affiliate or Parent of the Company at a time when the Optionee (a) has attained age 55 with eight (8) years of service, (b) has attained age 65, or (c) is required by law or regulations to terminate employment with the Company or any Subsidiary, Affiliate or Parent of the Company under a mandatory retirement scheme.

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